EXHIBIT 10.13

TRANSITION AGREEMENT

Technology Solutions Company, a Delaware corporation, (“TSC”), and Timothy P. Dimond (“Employee”) enter into this Transition Agreement (the “Agreement”) effective as of September 30, 2004.

Reference is hereby made to that certain Employment Agreement, dated as of January 21, 2002, by and between Employee and TSC (the “Employment Agreement”).

In consideration of the agreements and covenants contained in this Agreement, TSC and Employee agree as follows:

1.	Termination of CFO Role: Effective September 30, 2004, Employee will no longer serve in the role of TSC Senior Vice President and Chief Financial Officer.

2.	Notice of Termination of Employment Agreement: Employee’s Employment Agreement and Employee’s employment with TSC shall terminate on March 31, 2005 “Termination Date.” The period of employment between the effective date of this Agreement and the Termination Date shall be the “Transition Period.”

3.	Duties: During the Transition Period, Employee will be available, as and when mutually convenient, to provide transitional assistance to TSC, on an as requested basis, for up to approximately 24 to 32 hours per month.

4.	Exclusivity: During the Transition Period, Employee will be free to provide services for compensation to, or to otherwise accept employment with, any other entity and in any capacity.

5.	Compensation: During the Transition Period, TSC will continue to pay Employee his current salary of $20,833 per month.

6.	Bonus: Employee will not be eligible for any further bonuses.

7.	Benefits: During the Transition Period, Employee will remain an active employee and, accordingly, will remain eligible for standard TSC full-time employee benefits; however, Employee will not accrue additional vacation days during the Transition Period. Employee’s accrued vacation balance will not be reduced for any vacation carryover restrictions and will be paid to employee shortly after Employee’s termination. Following the Termination Date, Employee shall be entitled to begin COBRA coverage, at Employee’s cost, in accordance with the laws covering same.

8.	Stock Options: Employee will not be eligible for any additional stock option grants. Employee’s existing options will continue to vest, as usual, during the Transition Period. Employee’s existing options will not receive acceleration or other special treatment but be treated in accordance with the associated option agreements.

9.	Termination: Employee will not be entitled to the severance payments, option acceleration, bonus payments, notice period or change in control payments set forth in the Employment Agreement. Employee shall be entitled only to those payments and benefits expressly set forth herein.

10.	Entire Agreement: This Agreement taken together with the Employment Agreement constitutes the entire agreement between TSC and Employee. Neither Employee nor TSC may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties. In the event of a direct conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall govern.

Employee acknowledges that he has read, understood and accepts the provisions of this Agreement.

	Technology Solutions Company	Employee

By:	/s/ Michael R. Gorsage	/s/ Timothy P. Dimond

Position: Chief Executive Officer

Date: September 27, 2004		Date: September 27, 2004

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